EXHIBIT 99.1

New Energy Systems Group Renew US Partner Contract

SHENZHEN, China, Jan. 31 , 2013 -- New Energy Systems Group (NYSE MKT: NEWN) ("New Energy" or the "Company"), an original design manufacturer and distributor of Anytone® and MeePower® branded consumer backup power systems for mobile devices and solar related application products to service municipal power applications, today announced that Shenzhen Anytone Technology Co., Ltd. ("Anytone"), a subsidiary of the Company, renewed its agreement with New Trent Inc. (“New Trent”) to manufacture New Trent’s products to be sold in the U.S. and UK in 2013 (“Agreement”).

New Trent, based in Freemont, California, is a retailer and distributor of mobile power devices for use with leading consumer electronic, smart phones, digital cameras and mobile computing devices manufactured by companies such as Apple, RIM, IBM and Dell.   New Trent sells products to online and retail locations under its brand name.

New Trent renewed the Agreement with Anytone to produce three “New Trent” branded recharging devices for sale in the US and UK markets. Anytone original Model 8800 (NT99D) is flexible, back up mobile power devices that can be used to recharge and power phones and tablets manufactured by a variety of manufacturers. Model CC01 (NT80C) is a fresh design USB car charger. As part of the Agreement, New Trent undertakes to sell at least $1.0 million products in from February 2013 to February 2014 manufactured by Anytone. New Energy’s “Anytone” and “MeePower” brands are not included in this Agreement.

Mr. Weihe “Jack” Yu, Chairman and CEO of New Energy Systems Group said, “Through last year’s successful cooperation experience, we are pleased to renew our agreement to sell Anytone made products in the U.S.  With a strong portfolio of products for consumer electronic devices and accessories, we are focused on expanding our sales outside of China, where we hope to realize higher average selling prices and margins.”

About New Energy Systems Group

New Energy Systems Group is an original design manufacturer and distributor of lithium ion batteries and backup power systems for leading manufacturers of mobile phones, laptops, digital cameras, MP3s and a variety of other portable electronics. The Company's end-user consumer products are sold under the Anytone® and MeePower® brand in China and globally. The fast pace of new mobile device introductions in China combined with a growing middle class make it fertile ground for New Energy's end-user consumer products. Additional information about the company is available at: www.newenergysystemsgroup.com.

Forward Looking Statements

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

COMPANY
New Energy Systems Group
Ken Lin, VP of Investor Relations
Tel:   +1-917-573-0302
Email: ken@newenergysystemsgroup.com
www.newenergysystemsgroup.com